EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Meritage Corporation:

We consent to incorporation by reference in Registration Statement Nos. 333-58793 and 333-87398 on Form S-3 of Meritage Corporation and to incorporation by reference in Registration Statement Nos. 333-191960, 333-37859, 333-75629 and 333-39036 on Form S-8 of Meritage Corporation of our report dated February 6, 2003, with respect to the consolidated balance sheets of Meritage Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Meritage Corporation.

Our report refers to a change in accounting for goodwill and other intangible assets in 2002.

                                        /s/ KPMG LLP

Phoenix, Arizona
March 31, 2003